Exhibit 10.3

PURCHASE AGREEMENT

                This PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2004, by and among Sports Entertainment Enterprises, Inc., a Colorado corporation (the “Company”), Ronald S. Boreta (“RBoreta”), Vaso Boreta (“VBoreta”), John Boreta (“JBoreta”), Boreta Enterprises Ltd. (“BEL” and, collectively with RBoreta, VBoreta and JBoreta, the “Boreta Parties”), ASI Group LLC (“ASI” and collectively with the Boreta Parties, the “Principal Stockholders” and collectively with BEL and the Company, the “Company Entities”) and RFX Acquisition LLC,  a Delaware limited liability company (the “Purchaser”).

                WHEREAS, the Company proposes to issue to the Purchaser, and Purchaser proposes to acquire from the Company 34,320,124 shares (each a “Share”, and collectively the “Shares”) of Common Stock, no par value per share, of the Company (the “Common Stock”);

WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing (as defined in Section 1.02), the Company will issue to Purchaser warrants (the “Warrants”) to purchase (i) 8,689,599 shares of Common Stock at an exercise price of $1.00 per share, (ii) 8,689,599 shares of Common Stock at an exercise price of $1.50 per share, and (iii) 8,689,599 shares of Common Stock at an exercise price of $2.00 per share, pursuant to Warrant Agreements (the “Warrant Agreements”) to be entered into by the Company and Purchaser, in the form attached hereto as Exhibit A;

                WHEREAS, the Board of Directors of the Company (the “Board”) unanimously has determined and resolved that all of the transactions contemplated by this Agreement are fair to and in the best interests of the Company and has approved the issuance of the Shares and the Warrants in accordance with the terms set forth herein;

                WHEREAS, simultaneously herewith, Purchaser is purchasing directly from the Principal Stockholders, for a price of $0.10 per share, an aggregate of 2,240,397 shares of Common Stock owned by the Principal Stockholders (the “Principal Stockholder Sale”); and

                WHEREAS, as the result of the efforts of Purchaser, on the date hereof the Company, along with the Purchaser, have become parties to a Contribution and Exchange Agreement (the “Concurrent Contribution Agreement”) with the Promenade Trust, a grantor’s trust organization under the laws of Tennessee (the “Trust”), pursuant to which, among other things, such grantor’s trust will contribute to the Company an interest in certain assets, properties and rights of such grantor’s trust;

                NOW, THEREFORE, in consideration of the premises and the covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

Purchase of Stock

Section 1.01           Purchase of Shares.  Upon the terms and subject to the conditions set forth herein, Purchaser shall purchase from the Company, and the Company shall sell and issue to Purchaser, 34,320,124 shares of Common Stock at a price of $0.10 per share, for an aggregate purchase price (the “Purchase Price”) of $3,432,012.40.

Section 1.02           Closing.

(a)                                  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166, at 11:00 a.m. local time, on the business day specified by Purchaser which is within thirty (30) days of the date upon which all of the conditions precedent set forth in Articles V and VI of this Agreement are satisfied or waived by the appropriate party hereto (other than those conditions which by their nature are be satisfied at Closing, but subject to the fulfillment or waiver of those conditions).  The actual date of the Closing is herein referred to as the “Closing Date.”

(b)                                 At the Closing, the Company shall deliver or caused to be delivered to Purchaser the Shares and the Warrants, free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, “Liens”).  At the Closing, the Company shall deliver to Purchaser one or more duly authorized, issued and executed certificates (I/N/O Purchaser or, if the Company otherwise has been notified, I/N/O Purchaser’s nominee) evidencing the Shares which Purchaser is purchasing hereunder.

(c)                                  At the Closing, Purchaser shall deliver to the Company the Purchase Price, by wire transfer of immediately available funds to an account specified by the Company at least two (2) business days prior to the Closing Date.

ARTICLE II

Representations and Warranties of the Company

                The Company hereby makes the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date, provided however, that the Boreta Parties, jointly and severally with the Company, make the representations and warranties set forth below in Sections 2.01, 2.04(b), 2.06, 2.07(b), 2.08, 2.09, 2.15, 2.19, 2.21, 2.23, 2.24 and 2.25, and further provided that ASI, solely with respect to itself, makes the representations and warranties set forth below in Sections 2.01, 2.04(b), 2.21 and 2.24.

Section 2.01           Organization and Standing.  Each of the Company Entities is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its respective formation and has full corporate or, as the case may be, limited liability company power and authority to conduct its business as presently conducted and as proposed to be conducted.  Each of the Company Entities has full corporate or, as the case may be, limited liability power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby and thereby.  Each of the Company Entities is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which it is required to be so qualified.  Each of the Company Entities has furnished to Purchaser true and complete copies of its certificate of incorporation or formation and by-laws or operating agreement, each as amended to date and presently in effect.  No Company entity is in violation of any provision of its certificate of incorporation or by-laws.

Section 2.02           Subsidiaries.  Except as set forth on Schedule 2.02, the Company has no Subsidiaries (as hereinafter defined) and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.  For purposes of this Agreement, the term “Subsidiary” or “Subsidiaries” shall mean, with respect to any person, any corporation or other entity (whether incorporated or unincorporated) in which a majority of the outstanding voting power or interests is at the time owned, directly or indirectly, by such person or by any of its Subsidiaries or in which such person or any Subsidiary is the general partner or controlling manager thereof.

Section 2.03           Capitalization.

(a)                                  Schedule 2.03(a) sets forth the capitalization of the Company as of the date hereof, including (i) the authorized classes and series of capital stock, (ii) the number of shares of capital stock issued and outstanding, (iii) the number of shares of capital stock reserved for issuance or issuable pursuant to securities exercisable for, or convertible into or exchangeable for, any shares of capital stock, including the number of shares reserved for issuance pursuant to stock option, employment benefit or other plans or warrants, and (iv) all issued and outstanding securities exercisable for or convertible into or exchangeable for shares of capital stock, of the Company.  All outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 2.03(a), the Company has (i) no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, nor are there any obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) no shares of its capital stock reserved for issuance.

(b)                                 Since December 31, 2003, the Company has not issued any shares of capital stock or securities exchangeable or convertible into shares of capital stock.  All of the outstanding shares of capital stock of the Company are, and all shares of capital stock which may be issued pursuant to the exercise of outstanding stock options and warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to nor were they issued in violation of any preemptive rights (or similar rights).  There are no issued and outstanding bonds, debentures, notes or other indebtedness having general voting rights (or convertible into, or exchangeable for, securities having such rights) (“Voting Debt”) of the Company.  There are no outstanding contractual obligations of the Company to any third party to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.  Except as set forth on Schedule 2.03(b), as of the date of this Agreement, there are no (i) voting agreements with respect to shares of capital stock of the Company which affect or relate to the voting of, or the execution of written consents with respect to, or the solicitation of proxies relating to the voting of, any security of the Company, or (ii) agreements between the Company and any holders of capital stock of the Company or any persons or entities receiving, or entitled to receive, shares of capital stock of the Company relating to the acquisition (including, without limitation, rights of first refusal or pre-emptive rights), disposition, redemption, registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or voting of the capital stock of the Company.

(c)                                  The Shares have been duly authorized and, when issued against payment therefor in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Liens.  The issuance of shares of Common Stock upon conversion of the Warrants (the “Warrant Shares”) has been duly authorized and, when issued, will be validly issued, fully paid and non-assessable, free and clear of all Liens.  Except as set forth on Schedule 2.03(c), the issuance of the Shares or the Warrant Shares are not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights and will not otherwise result in the issuance of any additional shares of capital stock of the Company (other than the Warrant Shares) or the triggering of other anti-dilution or similar rights contained in any options, warrants, debentures or other securities, agreements or commitments of the Company.  The Company does not have any obligations, contractual or otherwise, to pay any dividend or make any distribution in respect of its capital stock.

(d)                                 All the issued and outstanding shares of capital stock of the Company have been offered and sold in compliance with applicable U.S. Federal and state securities or “blue sky” laws.  The offer, sale and issuance of the Shares and the Warrant Shares will be done in compliance with all applicable U.S. Federal and state securities or “blue sky” laws.  Neither the Company nor any person or entity acting on its behalf has taken or will take any action which would subject the offering, sale and issuance of the Shares or the Warrant Shares to the registration requirements of the Securities Act.

Section 2.04           Authorization; No Conflicts.

(a)                                  The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any governmental authority or agency applicable to the Company, (iii) result in a breach or violation of, a default under (or an event which with notice or lapse of time or both would become a default), or the triggering of any payment or other obligations to any of the Company’s present or former employees, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company or to which the Company is a party.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Warrant Shares, have been duly authorized by all necessary corporate action.  No meeting of the shareholders of the Company is necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, each Boreta Party and ASI and constitutes a legal, valid and binding obligations of the Company, each Boreta Party and ASI enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights and subject to general principles of equity.

(c)                                  The Board, by unanimous written consent in lieu of a meeting, that are in full force and effect and have not been in any way modified or rescinded, after full and deliberate consideration, has duly taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary under the Colorado Business Corporation Act (“CBCA”), the Company’s certificate of incorporation and all other applicable laws to (i) approve and adopt this Agreement and the transactions contemplated hereby, (ii) determine that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company, and (iii) ensure that this Agreement and all of the transactions contemplated hereby, including, without limitation, the issuance of the Shares and the Warrant Shares, are exempt from or otherwise not subject to the provisions of any “change-in-control”, “fair price”, “interested stockholder”, “business combination”, “control share acquisition”, “moratorium”, “vote sterilization”, “pre-acquisition notification” or any other anti-takeover laws, and do not trigger any appraisal rights or right to dissent and obtain the fair value of stockholders’ shares under the CBCA.

Section 2.05           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. Federal, state, local, municipal or foreign governmental authority, quasi-governmental authority (including any governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority is required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the transactions to be consummated hereby, other than (i) filings required to be made after the Closing under applicable U.S. Federal and state securities or “blue sky” laws (which filings will be made in accordance with such laws), and (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including, without limitation, (A) the filing by the Company with the Securities and Exchange Commission (the “SEC”) of the Transaction 8-K (as defined in Section 4.08 below) and (B) the filing by the Company with the SEC of the Rule 14f-1 Information Statement (as defined in Section 4.07 below).

Section 2.06           Litigation.  No claim, action, suit or other proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Boreta Party (i) which questions the validity of this Agreement or the right of the Company or such Boreta Party to enter into it or to consummate the transactions contemplated hereby, or (ii) which might, either individually or in the aggregate, have a material adverse effect on, or result in any material adverse change in the Company or impair the ability of the Company or such Boreta Party to perform its obligations hereunder.  Neither the Company nor any Boreta Party is a party to or subject to any writ, order, decree, injunction or judgment of any court, governmental agency or instrumentality, which would adversely affect the Company or the performance of its obligations hereunder, and there is no reasonable basis therefor or threat thereof.

Section 2.07           SEC Reports and Financial Statements.

(a)                                  Except as set forth on Schedule 2.07, the Company has filed on a timely basis with the United States Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed by the Company with the SEC since January 1, 2001 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto as well as any Form 8-Ks that have been filed with or furnished to the SEC, collectively, the “SEC Reports”).  As of their respective dates, except as set forth in Schedule 2.07, each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act and the Securities Act that are or were applicable to such SEC Report, and none of the SEC Reports contained when filed or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Neither the Company nor any Boreta Party has ever been the subject of an investigation or action brought by the SEC nor been issued any fine, penalty, punishment or other disciplinary action by the SEC.

(c)                                  The consolidated balance sheets of the Company as of December 31, 2003 and December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two fiscal years in the period ended December 31, 2003 (including the related notes and schedules thereto) of the Company contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as amended present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company as of the dates or for the periods presented therein in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved except as otherwise noted therein.

(d)                                 Except as reflected, reserved against or otherwise disclosed in the financial statements (including the related notes and schedules thereto) of the Company included in the SEC Reports, the Company has no liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be set forth in a balance sheet of the Company under GAAP.

(e)                                  The Company’s unaudited balance sheet as of September 30, 2004, and the related statements of operations, stockholders’ equity and cash flows for the nine  months then ended, contained in the Company’s quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004 present fairly, in all material respects (subject to normal year-end adjustments), the financial position and the results of operations and cash flows of the Company as of the date or for the periods presented therein in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein (including the related notes and schedules thereto).

(f)                                    Piercy, Bowler, Taylor & Kern, who have expressed their opinion with respect to the financial statements of the Company included in the SEC reports (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

Section 2.08           Supplied Information None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Transaction 8-K, (ii) the Rule 14f-1 Information Statement or (iii) any other document filed or to be filed with the SEC in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC and, in addition, in the case of the Rule 14f-1 Information Statement, at the date it or any amendment or supplement thereto is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by Purchaser in writing specifically for inclusion therein.  The Transaction 8-K, the Rule 14f-1 Information Statement and the Other Filings made by the Company will, at the respective times filed with the SEC and mailed to the stockholders (as applicable), comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to statements made therein based on information supplied by Purchaser in writing specifically for inclusion in the Transaction 8-K, the Rule 14f-1 Information Statement or the Other Filings.

Section 2.09           Securities Laws Matters.

(a)                                  The Company is in compliance with the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted by the SEC in connection therewith (collectively, the “Sarbanes-Oxley Act”) and will remain in compliance with the Sarbanes-Oxley Act at all times through the Closing Date.  The Company maintains adequate internal controls over financial reporting (as such term is defined in Section 404 of the Sarbanes-Oxley Act) which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit the preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s assets is compared with its existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has heretofore made available to Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal controls over financial reporting.

(b)                                 The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 or 15a-14 under the Exchange Act and Section 404 of the Sarbanes-Oxley Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and, to the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  The Company has heretofore made available to

                                                Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(c)                                  With respect to each annual report on Form 10-KSB, each quarterly report on Form 10-QSB and each amendment of any such report included in the SEC Reports filed since July 30, 2002, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

Section 2.10           Business of the Company.  Since August 31, 2002, the Company has not conducted any activities other than the filing of SEC Reports, the issuance of stock options, warrants and Common Stock set forth on Schedule 2.10 hereof and the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and other customary ministerial matters incidental to the Company’s existence and ongoing operations.

Section 2.11           Taxes.  The Company has timely filed all tax returns, whether Federal, state, local or foreign, required to be filed by it (giving effect to any valid extensions by the Company) and has paid all taxes shown to be due by such returns, as well as all other taxes, assessments and governmental charges which have become due or payable.  All such returns, as filed, are true, correct and complete in all material respects.  The Company has established adequate reserves, as reflected on its balance sheet, for all taxes accrued but not yet payable.  The Company has not executed or filed with the Internal Revenue Service or any other governmental authority or agency any agreement or other document extending, or having the effect of extending, the period for assessment or calculation of any taxes.  No federal, state, or local income tax returns of the Company have been audited by any governmental authority or agency, and no controversy or assessment with respect to taxes of any type is pending or, to the best of the Company’s knowledge, threatened.  There are no tax liens (other than inchoate liens for accrued taxes not currently due or payable) imposed by any governmental authority or agency on any of the assets of the Company.  All material tax elections of any type which the Company has made as of the date hereof are set forth in the Company’s financial statements.  The Company has no obligations under any written tax sharing agreement.  The Company (A) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company)  within the meaning of Section 1502 of the Code, or (B) has any liability for the taxes of any other person or entity (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting for a taxable period ended or ending on or prior to the Closing Date; (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; or (v) with respect to any prepaid amount received on or prior to the Closing Date.  The Company has not been a party to a transaction (including a transaction involving the distribution of the stock of the Company by another entity or person) that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.  The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law).  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section  897(c)(1)(A)(ii) of the Code.

Section 2.12           Property and Assets.  The Company has no assets other than cash and cash equivalents.  The Company does not own or lease any real property.

Section 2.13           Intellectual Property.  The Company does not own or use any patents, trademarks, service marks, trade names, domain names and copyrights, domestic and foreign (the “Intellectual Property Rights”).  The Company is not infringing on any person’s Intellectual Property Rights.

Section 2.14           Insurance.  Schedule 2.14 lists all insurance policies maintained by the Company.

Section 2.15           Material Contracts and Obligations.  Schedule 2.15 sets forth a list of all agreements or commitments of any nature to which the Company is a party or by which it is bound, whether written or verbal, including, without limitation, (a) each agreement or lease which requires future payments or guarantees by the Company, (b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase

Section 2.16           and similar plans and arrangements, (c) any agreement with any stockholder, officer or director of the Company or any affiliate of such persons, (d) any agreement relating to the issuance or purchase of capital stock of the Company, (e) all loans, guarantees, pledges and other agreements of the Company relating to indebtedness for borrowed money, (f) all non-competition and similar agreements entered into by the Company, and (g) any agreement pursuant to which the Company must provide indemnification to a third-party.  Each of such agreements is valid and binding on and enforceable against the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect.  The Company is not in breach of or noncompliance with any term of any such agreement, and no event has occurred which, with the passage of time or giving of notice (or both), would constitute a breach under any such agreement.  To the Company’s and each Boreta Party’s knowledge, no third party to such agreements is in breach of or default under any of the provisions thereof.

Section 2.17           Compliance.  The Company is, in all material respects, in compliance with all applicable domestic and foreign statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards (including, without limitation, environmental laws, labor laws and the Foreign Corrupt Practices Act).  There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or of any provision of any foreign, Federal or state judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which restricts in any respect the conduct of its business, or that in any manner relates to its policies, affairs or management, or that otherwise materially adversely affects the Company.  The Company has not, during the past two years, received any notice relating to any violation or potential violation of any applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards.

Section 2.18           Employees.  The Company has no employees who receive a salary and no employee of or consultant to the Company is a party to a written employment or consulting agreement or arrangement.  None of the employees of the Company are or ever have been represented by any labor union, the Company has never had any collective bargaining relationship or duty to bargain with any “Labor Organization” (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and the Company has never recognized any labor organization as the collective bargaining representative of any of its employees.  There is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company with “change of control”, “stay-put”, severance or similar provisions.

Section 2.19           ERISA.  Except as disclosed in Schedule 2.18, the Company does not maintain or contribute to, or have any obligations to contribute to, any employee pension plans, as defined in Section 3(2) of the Employer Retirement Income Securities Act of 1974, as amended (“ERISA”), or any employer welfare plans, as defined in Section 3(1) of ERISA, or any equity-based compensation plans.  All such employee benefit plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and all other applicable rules, regulations and administrative pronouncements.  The Company has not contributed to a multi-employer pension plan or a single-employer plan as described in Title IV of ERISA.

Section 2.20           Absence of Undisclosed Liabilities.  The Company has no liabilities or obligations (absolute, fixed, contingent or otherwise) other than those liabilities and obligations set forth on the Company’s consolidated balance sheet in its SEC Reports.

Section 2.21           Books and Records.  The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors (including committees) of the Company.

Section 2.22           Brokers.  Neither the Company, nor any Principal Stockholder has any contract, arrangement or understanding with any broker, investment banker, financial advisor, finder, consultant or similar agent relating to the payment of commissions, fees or other compensation in connection with the transactions contemplated by this Agreement.

Section 2.23           Intentionally Omitted.

Section 2.24           Affiliate Transactions.  Schedule 2.23 sets forth each transaction by and between the Company and any Affiliated Entity (as defined below) between January 1, 1998 and December 31, 2000 that was material to the Company at the time such transaction was consummated, and each transaction by and between the Company and any Affiliated Entity since January 1, 2001, regardless of materiality to the Company (the “Affiliated Transactions”). All Affiliated Transactions listed on Schedule 2.23 (i) were consummated in accordance with all federal, state and local laws pertaining thereto as well in accordance with all SEC rules and regulations, including, without limitation, the Sarbanes-Oxley Act (as applicable), and (ii) have been conducted on an arms’ length basis, on terms no less favorable to the Company than if the transactions were with unaffiliated third parties.  An “Affiliated Entity” shall include (i) any individual or entity that controls, is controlled by or is under common control with the Company, including but not limited to the Boreta Parties, and (ii) any entity that is owned, operated or controlled by any Boreta Party, including but not limited to All-American Sportpark, Inc. (“AASP”).

Section 2.25           Trading in Stock.  Except as otherwise set forth on Schedule 2.24, since March 31, 2004, no Principal Stockholder, nor any affiliate thereof, has purchased, offered, pledged, sold, contracted to sell, sold any option or contracted to purchase, purchased any option or contracted to sell, granted any option, right or warrant for the sale of, or otherwise acquired, disposed of or transferred any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock.

Section 2.26           Disclosures.  No information or statements of the Company contained in this Agreement (including the Schedules attached hereto) or any report, certificate or instrument furnished or to be furnished to Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE III

Representations and Warranties of Purchaser

                Purchaser represents and warrants to the Company  as of the date hereof and as of the Closing Date as follows:

Section 3.01           Investment Intent.  Purchaser is acquiring the Shares and Warrants for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof (other than to its members and in accordance with applicable law).  Purchaser is able to bear the economic risk of this investment indefinitely and may not sell or otherwise transfer the Shares or Warrants unless such Shares or Warrants are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available.  Purchaser understands that certificates representing the Shares shall bear restrictive legends to reflect the foregoing.

Section 3.02           Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Purchaser has full power and authority to enter into and to perform its obligations under this Agreement in accordance with its terms.

Section 3.03           Validity of Agreements.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligations of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights and subject to general principles of equity.

Section 3.04           Experience.  The Company has made available to Purchaser any and all information requested by Purchaser and has answered to Purchaser’s satisfaction all inquiries made by Purchaser.  However, neither the foregoing nor any other due diligence investigation conducted by Purchaser or on its behalf shall limit, modify or affect the representations and warranties of the Company and the Principal Stockholders in Article II of this Agreement or the right of Purchaser to rely thereon.

Section 3.05           Accredited Investor.  Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.  Purchaser is capable of evaluating the merits and risks of an investment in the Shares and is financially capable of bearing a total loss of the investment made pursuant to this Agreement.

Section 3.06           Reliance on Exemptions.  Purchaser understands that the Shares are being offered and sold and the Warrants are being issued in reliance upon specific exemptions from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Shares and receive the Warrants.

Section 3.07           Information Supplied.  None of the information supplied by Purchaser in writing specifically for inclusion or incorporation by reference in (i) the Transaction 8-K, (ii) the Rule 14f-1 Information Statement or (iii) any Other Filings will, at the respective times filed with the SEC and, in addition, in the case of the Rule 14f-1 Information Statement, at the date it or any amendment or supplement thereto is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

Covenants

Section 4.01           Conduct of Business of the Company.  Except as contemplated by this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the earlier of (i) such time as this Agreement is terminated in accordance with Section 7.01 or (ii) the Closing Date, the Company shall (a) not engage in any business activities or operations, (b) use its reasonable efforts to preserve intact its organization and (c) not take any action which could adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement, the Company will not, without the prior written consent of Purchaser:

(a)                                  adopt any amendment to its certificate of incorporation or bylaws;

(b)                                 (i) issue, reissue, sell, or convey, or authorize the issuance, reissuance, sale or conveyance of, (A) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any Voting Debt; or (ii) make any other changes in the capital structure of the Company; provided, however, that (y) the Company may issue three-year warrants to purchase an aggregate of 500,000 shares of Common Stock with an exercise price of $10.00 per share to certain of its current stockholders in for a purchase price of $.02 per warrant and (z) the Company may issue up to 10,000 shares of Common Stock in satisfaction of certain outstanding indebtedness;

(c)                                  declare, set aside or pay any dividend or other actual, constructive or deemed distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or otherwise make any payments to stockholders in their capacity as stockholders;

(d)                                 split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or any of its other securities;

(e)                                  increase the compensation or fringe benefits payable or to become payable to any of its present or former directors, officers, consultants or employees, or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, phantom stock, shares of restricted stock or performance units) or grant any severance or termination pay to, or enter into any employment, severance or other compensation agreement with, any director, officer, consultant or employee of the Company or establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting or exercisability under any collective bargaining, bonus profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any present or former director, officer, consultant or employee (any of the foregoing being an “Employee Benefit Arrangement”);

(f)                                    acquire, mortgage, encumber, license, sell, lease or dispose of any assets or securities, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business;

(g)                                 (i) incur, assume, guarantee or pre-pay any indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), (iv) make any loans, advances or capital contributions to, or investments in, any other person or (v) authorize or make capital expenditures;

(h)                                 settle or compromise any suit or claim or threatened suit or claim;

(i)                                     authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

(j)                                     make any tax election not required by law or settle or compromise any material tax liability;

(k)                                  (i) waive any rights of substantial value, (ii) cancel or forgive any indebtedness owed to the Company or (iii) make any payment, direct or indirect, of any material liability of the Company before the same comes due in accordance with its terms;

(l)                                     enter into or amend any contract or agreement;

(m)                               except as may be required as a result of a change in law or under GAAP, make any change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

(n)                                 acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any assets, except with respect to the transactions contemplated by the Concurrent Contribution Agreement;

(o)                                 enter into any joint venture, partnership or similar agreement;

(p)                                 make any application or filing with any governmental agency or authority; or

(q)                                 agree in writing or otherwise to take any of the foregoing actions or any action which could cause any representation or warranty in this Agreement to be or become untrue or incorrect or could cause any condition to the consummation of the transactions contemplated hereby or thereby not to be satisfied.

Section 4.02           Access to Information.  From the date hereof until the Closing, the Company shall, and shall cause its officers, directors, employees, counsel, advisors, accountants, financial advisors, representatives and affiliates (collectively, the “Company Representatives”) to provide Purchaser its officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliates and representatives (collectively, “Purchaser Representatives”) full and complete access during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records of the Company, as will permit Purchaser to make inspections of such as it may reasonably require, and will cause the Company Representatives to furnish Purchaser and Purchaser Representatives to the extent available with such financial and operating data and other information with respect to the business and operations of the Company as Purchaser may from time to time reasonably request.

Section 4.03           Further Assurances; Reasonable Best Efforts.  Subject to the terms and conditions herein provided and to applicable legal requirements, each of the Company, the Principal Stockholders and Purchaser shall cooperate and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Articles V and VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

Section 4.04           Filings; Consents.  Upon the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental agency or authority or any other person required in connection with, and waivers of any breaches or violations of any contracts, permits, licenses or other agreements that may be caused by, the consummation of the transactions contemplated by this Agreement.  Each of the Company, the Boreta Parties and Purchaser shall keep the others informed of any material communication, and provide to the other copies of all correspondence between it (or its advisors) and any third party (including the SEC) relating to this Agreement, the Transaction 8-K and the Rule 14f-1 Information Statement and shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephone calls, meetings or conferences with, any governmental agency or authority (including the SEC) and, to the extent permitted, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.

Section 4.05           Public Announcements.  The initial press release announcing the terms of this Agreement shall be a joint press release.  Thereafter, the Company and each Principal Stockholder agrees not to issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the Purchaser, unless required by applicable law or any listing agreement with a securities exchange.  Purchaser agrees to provide to the Company for review a copy of any press release or public statement it intends to issue or make with respect to the proposed transactions.

Section 4.06           No Solicitation.

(a)                                  The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below).  The Company also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all information heretofore furnished to such person by the Company or on the Company’s behalf.

(b)                                 The Company agrees that, prior to the Closing, it shall not, directly or indirectly, nor shall it authorize or permit any Company Representatives to, directly or indirectly, (i) initiate, solicit, encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate the making of any proposal or offer concerning an Acquisition Proposal, (ii) engage in any discussions or negotiations concerning, or provide any information or data to any person relating to, an Acquisition Proposal, whether made before or after the date of this Agreement, or (iii) approve, endorse or recommend any Acquisition Proposal unless, after the date hereof, (A) the Company receives a bona fide unsolicited written proposal that constitutes an Acquisition Proposal (as defined below), (B) the Board in good faith reasonably determines, after consultation with outside legal counsel and its independent financial advisors, that such Acquisition Proposal is likely to constitute a Superior Acquisition Proposal, (C) the Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, (D) the Company (x) shall have provided at least 48 hours’ advance written notice to Purchaser that it intends to take such action, together with the identity of the person making the Acquisition Proposal and the terms and conditions of such proposal and (y) shall have received from such person an executed confidentiality agreement containing terms no less stringent than those terms contained in any confidentiality agreement executed between the Company and Purchaser; provided, that such confidentiality agreement shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement, (E) Purchaser shall have received a copy of all nonpublic information being furnished to such person, and (F) neither the Company nor any of the Company Representatives shall have violated any of the provisions set forth in this Section 4.06; provided, however, that nothing contained herein shall prevent the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.  The Company shall promptly notify Purchaser of any amendments or revisions to such Acquisition Proposal.  Any violation of the restrictions set forth in this Section 4.06 by any Company Representative shall be deemed to be a breach of this Section 4.06 by the Company.  In addition, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(c)                                  The Board (or any committee thereof) shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (ii) cause the Company to enter into or approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal (an “Acquisition Agreement”) unless (A) the Board has received an Acquisition Proposal which it has reasonably determined in good faith (after having consulted with outside legal counsel and its independent financial advisors) is a Superior Acquisition Proposal and it is necessary for the Board to terminate this Agreement in order for its directors to comply with their fiduciary duties under applicable law, (B) the Company has notified Purchaser in writing of the terms of the Superior Acquisition Proposal and the determinations described in clause (A) above and of its intent to take such action and has taken into account any revised proposal made by Purchaser to the Company within five (5) business days after its receipt of such notice and again has reasonably determined in good faith after consultation with its outside legal counsel and independent financial advisors that such Acquisition Proposal (as the same may have been modified or amended, but provided that Purchaser shall have received the requisite notice of any such modification or amendment) remains a Superior Acquisition Proposal and the Board has again made the determinations referred to in clause (A) above (although no additional time period shall be required following such determinations, unless Purchaser shall have, following notice of the determinations referred to in clause (A) above, proposed to increase the Purchase Price, or otherwise offered to amend the terms of the transaction contemplated hereby to make them more favorable to the Company, in which case the Company shall again notify Purchaser in writing of the determinations described in clause (A) above), and (C) the Company is in compliance with this Section 4.06.

(d)                                 The term “Acquisition Proposal” shall mean any offer or proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally) from any person to acquire, in a single transaction or series of transactions, by merger, tender offer, stock acquisition, consolidation, liquidation, business combination or otherwise, at least 10% of any class of equity securities of the Company, other than the transactions contemplated by this Agreement.  The term “Superior Acquisition Proposal” shall mean any bona fide unsolicited written Acquisition Proposal (x) on terms superior in value from a financial point of view to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Purchaser to amend the terms of the transactions contemplated by this Agreement) and (y) reasonably capable of being completed, taking into account the identity of the person or persons making the proposal and all financial, regulatory, legal and other aspects of such proposal.

Section 4.07           Appointment of Directors.  Upon the execution of this Agreement, Purchaser shall designate certain individuals to be appointed at the Closing to serve as directors on the Board.  Immediately prior to the Closing, if necessary to effect the Appointment (defined below), the Company shall take any and all actions necessary in accordance with the Company’s charter and bylaws to increase the number of directors constituting the Board to such number as is necessary to effect the Appointment of Purchaser’s designees.  At the Closing, the Company shall secure the resignation of each of Vaso Boreta, William Kilmer and Robert R. Rosburg effective as of the Closing and, concurrently therewith, the Company shall take all actions necessary to cause each of Purchaser’s designees to be appointed to the Board (the “Appointment”).  Furthermore, at the Closing, the Company shall secure the resignation of Ronald S. Boreta, which resignation shall be effective immediately after the effectiveness of the

Appointment as set forth herein.  In furtherance thereof, as soon as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the “Rule 14f-1 Information Statement”).  Purchaser shall promptly supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. If at any time following the filing of the Rule 14f-1 Information Statement with the SEC any event shall occur that should be set forth in an amendment of or a supplement to the Rule 14f-1 Information Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.  Purchaser and the Company shall cooperate with each other in the preparation of the Rule 14f-1 Information Statement, and the Company shall notify Purchaser of the receipt of any comments of the SEC with respect to the Rule 14f-1 Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and promptly shall provide to Purchaser copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Rule 14f-1 Information Statement.  The Company shall give Purchaser and its counsel the opportunity to review the Rule 14f-1 Information Statement and all responses to requests for additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC.  Each of the Company and Purchaser shall use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.  The Company shall mail the Rule 14f-1 Information Statement to its stockholders as promptly as practicable after the filing thereof with the SEC pursuant to the Exchange Act.  The Appointment shall become effective at the later of (i) 10 days following the mailing of the Rule 14f-1 Information Statement to the Company’s stockholders (as required by Rule 14f-1 under the Exchange Act) and (ii) the Closing.

Section 4.08           Preparation of the Transaction 8-K.

(a)                                  On the Closing Date, the Company shall file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act (together with any amendments thereof or supplements thereto, the “Transaction 8-K”).

(b)                                 If at any time following the filing of the Transaction 8-K with the SEC any event shall occur that should be set forth in an amendment of or a supplement to the Transaction 8-K, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.  Purchaser and the Company shall cooperate with each other in the preparation of the Transaction 8-K, and the Company shall notify Purchaser of the receipt of any comments of the SEC with respect to the Transaction 8-K and of any requests by the SEC for any amendment or supplement thereto or for additional information, and promptly shall provide to Purchaser copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Transaction 8-K.  The Company shall give Purchaser and its counsel the opportunity to review the Transaction 8-K and all responses to requests for additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC.  Each of the Company and Purchaser shall use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

(c)                                  If at any time after the Closing any further action is necessary or reasonably desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the Principal Stockholders and the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

Section 4.09           Notification of Certain Matters.  Purchaser, on the one hand and the Company and the Principal Stockholders on the other, shall promptly notify each other of (a)  any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or regarding any violation, or alleged violation of law; (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company; (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects; and (e) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

Section 4.10           State Takeover Laws.  If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) is or may become applicable to the transactions contemplated by this Agreement, each of Purchaser and the Company shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such Takeover Statutes.  Without limiting the terms of Section 4.06, the Company covenants and agrees that it will not take any action that would make any Takeover Statute inapplicable to an Acquisition Proposal (other than the transactions contemplated by this Agreement).

Section 4.11           Additional Reports; Securities Law Matters.  Prior to the Closing, the Company shall timely file with the SEC all reports, proxy statements and other documents required under the Securities Act and the Exchange Act, and furnish to Purchaser copies of such documents (including any exhibits, schedules or correspondence) which it files with or furnishes to the SEC on or after the date of this Agreement, and the Company represents and warrants that as of the respective dates thereof, such documents (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply in all material respects with the requirements of the Securities Act and the Exchange Act.  Any financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).  At all times prior to the Closing, the Company shall, and the Boreta Parties shall cause the Company to, comply with the provisions of the Sarbanes-Oxley Act.

Section 4.12           Principal Stockholder Lock-Up.  Except as otherwise set forth herein, during the period from the date hereof through the earlier of (x) the termination of this Agreement or (y) the Closing Date, no Principal Stockholder shall, without the prior written consent of Purchaser, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by such Principal Stockholder or with respect to which such Principal Stockholder has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided, however, that each Principal Stockholder may transfer its securities of the Company to Purchaser in connection with the Principal Stockholder Sale or to (a) in the event of a Principal Stockholder that is an individual, his spouse, parent, sibling or lineal descendants, or any trust for the benefit of such person or (any distributee, legatee or devisee of his, and (b) in the event of a Principal Stockholder that is an entity, to any affiliate thereof, if, in the case of both (a) and (b) such transferee agrees in writing to be bound by the terms of this agreement to the same extent as the transferring Principal Stockholder.

Section 4.13           Observer at Board Meetings.  From the date hereof through the earlier of (i) the termination of this Agreement, and (ii) the date upon which all of the individuals specified in Schedule 4.13 are appointed to the Board, Purchaser shall be entitled to designate an observer who shall be permitted (but not required) to attend meetings of the Board and any meetings of any committees thereof and shall be entitled to receive all notices, reports and other materials sent to directors (including committee members) of the Company.  Such observer shall not have any of the duties, responsibilities or liabilities of a director, shall not be permitted to vote on any matter and shall not participate in any action of the Board or any such committees.  The Company shall reimburse any such observer for all reasonable out-of-pocket expenses incurred by such observer in connection with attendance at meetings of the Board or meetings of any committees thereof.

Section 4.14           Business Opportunities.  For a period of ten (10) years following the Closing Date, Robert F.X. Sillerman shall not, directly or indirectly, purchase, invest or otherwise participate in any significant manner, in investments, businesses and commercial operations in the media or entertainment sectors, unless such purchase, investment or participation is conducted by and through the Company or its subsidiaries; provided, that: (i) Mr. Sillerman may make investments in securities of any Person listed on any national securities exchange or any national market system; provided that Mr. Sillerman’s ownership does not exceed five percent of the outstanding voting power of such Person; and (ii) this Section 4.14 shall not apply to the activities of Mr. Sillerman as set forth on Schedule 4.14 hereto.  Notwithstanding the foregoing, the obligations pursuant to this Section 4.14 shall terminate immediately upon: (i) a change in control of the Company (as such concept is defined in Mr. Sillerman’s employment agreement); (ii) the later of (A) the termination of Mr. Sillerman’s employment with the Company following the expiration of the initial term of Mr. Sillerman’s employment agreement with the Company, if the Company has elected as of such time not to renew such employment agreement on reasonable terms and (B) the date that is five (5) years following the Closing Date; and (iii) the later of (A) the termination of Mr. Sillerman’s employment with the Company without cause or upon a constructive termination, in each case as such concepts are defined in Mr. Sillerman’s employment agreement, and (B) the date that is three (3) years following the Closing Date.

Section 4.15           Intentionally Omitted.

Section 4.16           Corporate Governance.  From the date hereof through the earlier of (x) the termination of this Agreement or (y) the Closing, the Company shall, at Purchaser’s request, agree to cause its executive officers and directors to meet with Purchaser’s accountants and other representatives for the purpose of considering the adoption by the Company of additional corporate governance initiatives suggested by Purchaser, including, without limitation, additional internal controls, procedures and approval processes, codes of conduct and ethics and other corporate governance initiatives.

Section 4.17           Pledge Agreements.  Upon the execution of this Agreement, certain of the Boreta Parties shall execute and deliver to Purchaser a pledge agreement, in the form attached hereto as Exhibit B, and deliver to Purchaser stock certificates representing 10% of the issued and outstanding shares of Common Stock or other securities of the Company owned by him or it, together with stock powers duly executed in blank, in form and substance reasonably satisfactory to Purchaser.  At the Closing, each of the Boreta Parties shall execute and deliver to Purchaser a pledge agreement, in the form attached hereto as Exhibit C, and deliver to Purchaser stock certificates representing 50% of the issued and outstanding shares of Common Stock or other securities of the Company owned by him or it, together with stock powers duly executed in blank, in form and substance reasonably satisfactory to Purchaser.

ARTICLE V

Closing Conditions of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

Section 5.01           Representations, Warranties and Covenants of the Company and the Principal Stockholders.  (i) All of the representations and warranties made by the Company and the Principal Stockholders in this Agreement to which any of them is a party, shall be true and correct, in all material respects, except in the case of representations or warranties that are qualified as to materiality, which shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly speak as of an earlier date; (ii) the Company and the Principal Stockholders shall have performed and complied with all agreements and covenants required by this Agreement to be performed by it or them on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to Purchaser a certificate signed by the chief executive officer of the Company, and the managing member of each of BEL and ASI to the foregoing effect.  No information shall have come to the attention of Purchaser that shall cause Purchaser to believe that any of the representations and warranties made by the Company and the Principal Stockholders in this Agreement to which any of them is a party are not true and correct in all respects, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly speak as of an earlier date.

Section 5.02           Resolutions.  The Company shall have delivered to Purchaser resolutions of the Board, certified by the Secretary of the Company as of the Closing Date, which resolutions unanimously have been duly adopted and are in full force and effect, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03           Certified Charter, By-laws and Good Standing Certificates.  The Company shall have delivered to Purchaser (a) copies of the certificate of incorporation, as amended, of the Company as in effect on the Closing Date certified by the Secretary of State of the State of Colorado, (b) copies of the by-laws, as amended, of the Company as in effect on the Closing Date certified by the Secretary of the Company, (c) certificates from the Secretary of State of the State of Colorado dated within three (3) business days of the Closing Date to the effect that the Company is in good standing or subsisting in such jurisdiction, and (d) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business dated within three (3) business days of the Closing Date to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction.

Section 5.04           Pledge Agreements.  Certain of the Boreta Parties shall have executed and delivered at the Closing a pledge agreement, in the form attached hereto as Exhibit C, and shall have delivered to Purchaser stock certificates for 50% of the issued and outstanding shares of Common Stock or other securities of the Company owned by him or it together with stock powers duly executed in blank, in form and substance reasonably satisfactory to Purchaser.

Section 5.05           Termination of ASI Agreements. Purchaser shall have received documentation, executed by the Company and the Principal Stockholders, evidencing the absolute termination of each of the following agreements: (i) the Investment and Voting Agreement dated  as of October 19, 1998, by and between ASI  and the Company, (ii) the Option Agreement dated as of October 19, 1998 by and between ASI and the Company, (iii) the Voting Agreement dated as of October 19, 1998 by and among ASI and the Boreta Parties, and (iv) the Co-Sale Agreement, dated as of October 19, 1998 by and among ASI, the Company and the Boreta Parties.

Section 5.06           Indebtedness. The Company shall have no outstanding indebtedness of any kind, including no obligations to any Affiliated Entities.

Section 5.07           Option/Warrant Cancellation and Release.  The Company shall have obtained from each holder of an option or warrant to purchase Common Stock or any other equity security of the Company a fully executed copy of an Option/Warrant Cancellation Agreement and Release in such form and substance as is reasonably acceptable to Purchaser.

Section 5.08           Consents.  All consents and approvals of, and all filings and registrations with, governmental authorities and other third parties required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or made by or on behalf of the Company.

Section 5.09           Principal Stockholder Sale.  The Principal Stockholders shall have entered into binding agreements for the Principal Stockholder Sale to the Purchaser, which Principal Stockholder Sale shall close simultaneously with the transactions contemplated hereby.

Section 5.10           Opinion of Counsel.  Purchaser shall have received an opinion, dated the Closing Date, of Krys Boyle, P.C., counsel for the Company, in form, scope and substance reasonably satisfactory to Purchaser.

Section 5.11           Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement shall have been completed and all documents incident hereto and thereto shall be reasonably satisfactory in form and substance to Purchaser.

Section 5.12           No Litigation or Legislation.  No statute, rule, regulation, decree, ruling or injunction shall have been enacted or entered, and no litigation, proceeding, governmental inquiry or investigation shall be pending or threatened, which challenges, prohibits, restricts or deems inadvisable, or seeks to prohibit or restrict, the consummation of the transactions contemplated by this Agreement or restricts or impairs the ability of Purchaser to own an equity interest in the Company.

Section 5.13           No Stockholder Action; No Claim Regarding Stock Ownership.  No stockholder action, suit or proceeding against the Company shall be pending or threatened.  There shall not have been made or threatened by any person any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Shares.

Section 5.14           SEC Rules and Regulations.  There shall not have occurred any enactment of any rule or regulation by the SEC which in the reasonable judgment of Purchaser would materially impair the ability of Purchaser to purchase the Shares.

Section 5.15           Appointment of Directors; Exchange Act Filing.  Each of Vaso Boreta, William Kilmer and Robert R. Rosenberg shall have resigned from the Board, and the Company shall have complied in all respects with each of the requirements of Section 4.07 of this Agreement, including, without limitation, effecting the Appointment and securing the resignation of Ronald S. Boreta effective immediately after the effectiveness of the Appointment.  Without limiting the generality of the foregoing, the Rule 14f-1 Information Statement shall have been mailed to the stockholders of the Company as required by the Exchange Act, and all applicable waiting periods (and any extensions thereunder) under the Exchange Act shall have expired or otherwise been terminated, and no action, suit or proceeding occasioned by the Rule 14f-1 Information Statement shall have been initiated or threatened by the SEC (which action, suit or proceeding remains unresolved as of the Closing Date).

Section 5.16           No Trading Halt.  There shall not have occurred any suspension or limitation in trading in, and minimum prices shall not have been established for, the Company’s Common Stock on the OTC Bulletin Board, and the Company shall not have received any notice threatening the continued quotation of the Common Stock on the OTC Bulletin Board.

Section 5.17           Due Diligence.  Purchaser shall have completed to its satisfaction its business, accounting, tax and legal due diligence investigation and review of the Company.

Section 5.18           Intentionally Omitted.

Section 5.19           Intentionally Omitted.

Section 5.20           Company’s Auditors.  Piercey Bowler Taylor & Kern (“Piercey”), the Company’s independent public accountant, shall have delivered to the Company a letter, in form and substance reasonably satisfactory to Purchaser, pursuant to which it agrees to (i) provide its consent, subject to reasonable and customary conditions, to the use by the Company of its audit report dated February 20, 2004 in any public filings required to be made by the Company or in connection with the offer or sale of any securities by the Company and (ii) if requested by the Company, audit the Company’s financial statements as of and for the Company’s fiscal year ending December 31, 2004.

Section 5.21           Delivery of the Shares.  The Company shall have issued the Shares and delivered the Shares, or caused them to be delivered, to Purchaser.

Section 5.22           Delivery of the Warrants.  The Warrant Agreements shall have been duly executed and delivered by the Company and the Warrant Shares shall have been duly authorized for issuance upon exercise of the Warrants.

Section 5.23           No Company Material Adverse Effect.  There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that, individually or aggregated with any other change, effect, event, circumstance, occurrence or state of facts, has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

Section 5.24           The Concurrent Contribution Agreement.  The transaction contemplated by the Concurrent Contribution Agreement shall be consummated substantially at the same time as the Closing.

Section 5.25           Registration Rights.  The Company shall have delivered to the Purchaser a registration rights agreement in such form and substance as shall mutually be agreed to by the Purchaser and the Company Entities.

ARTICLE VI

Closing Conditions of the Company And the Principal Stockholders

The obligations of the Company and the Principal Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by the Company (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

Section 6.01           Representations, Warranties and Covenants of Purchaser.  (i) All of the representations and warranties made by Purchaser in this Agreement to which it is a party shall be true and correct, in all material respects, except in the case of representations or warranties that are qualified as to materiality, which shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly speak as of an earlier date; (ii) Purchaser shall have performed and complied with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Company a certificate signed by the Chief Executive Officer of Purchaser to the foregoing effect.

Section 6.02           No Litigation or Legislation.  No statute, rule, regulation, decree, ruling or injunction shall have been enacted or entered, and no litigation, proceeding, governmental inquiry or investigation shall be pending or threatened, which challenges, prohibits, restricts or deems inadvisable, or seeks to prohibit or restrict, the consummation of the transactions contemplated by this Agreement or restricts or impairs the ability of Purchaser to own an equity interest in the Company.

Section 6.03           Payment of the Purchase Price.  Purchaser shall have delivered the Purchase Price to the Company.

Section 6.04           The Concurrent Contribution Agreement.  Purchaser shall not have exercised its right under the Concurrent Contribution Agreement to substitute the Company as a party to the transaction contemplated thereby.

ARTICLE VII

Termination

Section 7.01           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)                                  by the mutual written consent of Purchaser and the Company;

(b)                                 by Purchaser, if Purchaser is willing and able to close and the Closing Date shall not have occurred on or before the date that is thirty (30) days after the date on which all conditions to closing set forth in Articles V and VI have been satisfied;

(c)                                  by the Company, if the Company is willing and able to close and the Closing Date shall not have occurred on or before the date that is six (6) months after the date on which all conditions to closing set forth in Articles V and VI have been satisfied;

(d)                                 by Purchaser or the Company if any court or other governmental authority or agency shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such law, order, judgment, decree, injunction, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate pursuant to this Section 7.01(d) shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunction or ruling;

(e)                                  by the Company, (i) if there shall have occurred, on the part of Purchaser, a breach of any material representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to Purchaser, (ii) if a third party, including any group, shall have made a Superior Acquisition Proposal and the requirements set forth in Section 4.06(b) have been satisfied in all respects or (iii) upon the failure of a closing condition set forth in Article VI which is not curable;

(f)                                    by Purchaser, (i) if there shall have occurred, on the part of any of the Company or any Principal Stockholder, a breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured on or prior to the earlier of (x) ten (10) calendar days after written notice of such breach is given by Purchaser to the Company and (y) the date on which all conditions to the consummation of the transactions contemplated hereby not related to such breach have been satisfied, (ii) the Company or any Principal Stockholder breaches a covenant in Section 4.06 or (iii) upon the failure of a closing condition set forth in Article V which is not curable;

(g)                                 by Purchaser, if a Company Triggering Event shall have occurred.  A “Company Triggering Event” shall be deemed to have occurred if:  (i) the Board (or any committee thereof) shall have approved, endorsed or recommended any Acquisition Proposal; (ii) the Company shall have entered into any Acquisition Agreement relating to any Acquisition Proposal or shall have consummated a transaction with respect to an Acquisition Proposal; (iii) the Company shall have failed to file the Rule 14f-1 Information Statement with the SEC as required by Section 4.07 or otherwise shall have failed to comply in all respects with the requirements of Section 4.07; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (v) the Company or any of its affiliates or any of their respective officers, directors, employees, investment bankers, advisors, representatives or agents shall have violated the restrictions set forth in Section 4.06 or (vii) the Company or any director or officer of the Company shall have asserted, in any manner, that any provision of this Agreement is invalid or unenforceable in any respect; or

(h)                                 by Purchaser, if Purchaser and the Trust exercise their joint right of substitution under Section 10.3 of the Concurrent Contribution Agreement.

Section 7.02           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, members or stockholders, other than pursuant to the provisions of this Section 7.02 and Section 7.03, which shall survive any such termination.  Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

Section 7.03           Fees and Expenses.

(a)                                  If the transactions contemplated hereby are not consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.  If the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement by any party hereto shall be paid by the Company at the Closing.

(b)                                 In the event that this Agreement is terminated by (y) the Company pursuant to Section 7.01(e)(ii) or (z) Purchaser pursuant to Section 7.01(b), 7.01(f) or 7.01(g), the Company shall promptly (and, in any event, within three business days after such termination by Purchaser or, in the case of any termination by the Company, immediately upon such termination) reimburse Purchaser for not less than $250,000 of costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the “Purchaser Termination Reimbursement”) and the Boreta Parties shall convey to Purchaser that number of shares of Common Stock as shall be equal to 10% of the aggregate number of shares of Common Stock held by the Boreta Parties as of the date hereof (as adjusted for stock subsequent stock splits, dividends, reclassifications, etc.).  The Purchaser Termination Reimbursement shall be payable by wire transfer of immediately available funds.

(c)                                  In the event the Company shall have terminated this Agreement pursuant to Sections 7.01(c), 7.01(e)(i) or 7.01(e)(iii), Purchaser shall promptly (and, in any event, within three business days after such termination) reimburse the Company for all reasonable fees and expenses of the Company, subject to a maximum aggregate reimbursement of $250,000 (the “Company Termination Fee”).  The Company Termination Fee shall be payable by wire transfer of immediately available funds.

(d)                                 The parties hereto agree that the provisions contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Sections 7.03(b) and (c) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 7.03(b) and (c) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Sections 7.03(b) and (c) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Sections. If either party fails to pay to the other party any amounts due under Sections 7.03(b) and (c), as applicable, in accordance with the terms hereof, the breaching party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e)                                  Any amounts not paid when due pursuant to this Section 7.03 shall bear interest from the date such payment is due until the date paid at a rate equal to 8% per annum.

ARTICLE VIII

Indemnification; Survival of Representations and Warranties

Section 8.01           Indemnification by Boreta Parties.  The Boreta Parties, jointly and severally, agree to indemnify and hold harmless Purchaser, and its shareholders, directors, officers, employees, agents, affiliates, successors in interest, assigns and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all claims, liabilities, obligations, losses, fines, costs, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses, court costs, expert witness fees and reasonable attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (“Losses”) which may be incurred, directly or indirectly, by any such party as a result of, or based upon or arising from (i) any inaccuracy in or breach of any of the representations and warranties made by a Boreta Party pursuant to this Agreement, (ii) any breach or nonperformance of any of the covenants or agreements made by a Boreta Party pursuant to this Agreement, (iii) any matter as to which a Boreta Party in other provisions of this Agreement has expressly agreed to indemnify Purchaser, (iv) the Affiliated Transactions, (v) illegal trading in the Company’s Common Stock by a Boreta Party or an affiliate thereof since January 1, 2000; (vi) conversations, discussions, negotiations, agreements regarding Acquisition Proposals, or (vii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing the indemnity provided by this Section 8.01.

Section 8.02           Cooperation.  The parties shall cooperate in the defense of all third party claims which may give rise to indemnifiable claims hereunder.  In connection with the defense of any claim, each party shall make available to the party controlling such defense any books, records or other documents within its control and access to employees that are reasonably requested in the course of such defense.

Section 8.03           Limitations on Indemnification.  No Boreta Party shall be required to indemnify any Purchaser Indemnified Parties under Section 8.01 unless the aggregate of all amounts for which indemnity would otherwise be payable by a Boreta Party exceeds $200,000 (except with respect to any inaccuracy in or breach of the representations and warranties contained in Sections 2.01, 2.03, 2.04, 2.05, 2.09, 2.11, 2.23, 2.24 and 2.25 with respect to which this threshold shall not apply), and, in such event, the Boreta Parties shall be responsible for the entire amount.  The Boreta Parties indemnity obligations under Section 8.01 with respect to any breach of the representations and warranties in Article II hereof (except with respect to any inaccuracy in or breach of the representations and warranties contained in Section 2.23) shall be limited, in the aggregate, to $2,000,000 plus 50% of the shares of Common Stock held by the Boreta Parties (the “Boreta Indemnification Shares”); provided, however, that in the event that any of the Boreta Parties are obligated to provide indemnification under Section 8.01 hereof, Purchaser shall have recourse to cash indemnification from the Boreta Parties (subject to the above limitation) prior to, and without any condition precedent of, the exercise of any of Purchaser’s rights and remedies under the pledge agreement in the form attached hereto as Exhibit C in respect of the Boreta Indemnification Shares.

Section 8.04           Notice to Indemnifying Party.  If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Section 8.01 pursuant to any other specific indemnification provision contained in this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure of a party to give notice under this Section 8.04 shall not relieve any party from liability, unless and to the extent the other party has been materially prejudiced thereby. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless a suit shall have been instituted against it and the Indemnifying Party either (i) shall not have undertaken the defense of such suit after notification thereof as provided in Section 8.05 or (ii) is demonstrably unable to undertake the defense of such suit or satisfy the claims arising thereunder.

Section 8.05           Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed) if it (i) acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim and (ii) demonstrates its ability to undertake the defense of such claim or proceeding and satisfy any liabilities resulting therefrom.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its reasonable discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or such constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one separate firm of attorneys (in addition to any local counsel). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may settle or defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

Section 8.06           Non-Survival of Representations and Warranties of the Company and ASI; Survival of Representations and Warranties of Boreta Parties.  Notwithstanding any right of Purchaser and the Company to fully investigate the affairs of the other parties hereto and notwithstanding any knowledge of facts determined or determinable by Purchaser or Company pursuant to such investigation or right of investigation, whether before or after execution and delivery of this Agreement or the Closing, and notwithstanding any waiver of any condition to the Closing, Purchaser and the Company shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, will not affect the right of indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.  Each representation, warranty, covenant and agreement of the Company, and each representation, warranty, covenant and agreement of ASI contained in this Agreement shall terminate upon the Closing.  Notwithstanding any other provision in this Agreement to the contrary, each representation and warranty of the Boreta Parties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and any investigation at any time made by or on behalf of the Purchaser and shall thereafter terminate and expire on the six (6) month anniversary of the Closing Date, unless, on or before such date, Purchaser has delivered to the Boreta Parties a written notice of a claim with respect to any such representation and warranty.

Section 8.07           Non-Survival of Representations and Covenants of Purchaser.  Each representation, warranty, covenant and agreement of Purchaser contained in this Agreement shall  terminate upon the Closing.

Section 8.08           Transfer of Indemnification Rights.  Notwithstanding anything in this Agreement to the contrary, at the closing of the transactions contemplated by the Concurrent Contribution Agreement, Purchaser shall transfer all of its rights under this Article VIII to the Company.

ARTICLE IX

Miscellaneous

Section 9.01           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be effective with respect to any party unless made in writing and signed by such party. Waiver by any party of any breach or failure to comply with any provision of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

Section 9.02           Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Principal Stockholder without the prior written consent of Purchaser.  Any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Purchaser without the prior written consent of any of the Company or the Principal Stockholders.  Purchaser may purchase the Shares, the Warrants and the shares of Common Stock underlying the Warrants as nominee of its members.

Section 9.03           Entire Agreement.  This Agreement, the Exhibits and Schedules hereto constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.

Section 9.04           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

If to Purchaser:

RFX Acquisition LLC
650 Madison Avenue
16th Floor
New York, New York 10022
Facsimile: 212-753-3188
Attention: Howard Tytel, Esq.

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Facsimile: (212) 801-6400
Attention: Alan I. Annex, Esq.

If to the Company:

Sports Entertainment Enterprises, Inc.
6730 South Las Vegas Boulevard
Las Vegas, Nevada 89119

with a copy to:

Krys Boyle, P.C.
600 Seventeenth Street
Suite 2700 South Tower
Denver, CO 80202
Attention: James P. Beck, Esq.

If to the Boreta Parties:

Ronald S. Boreta
Sports Entertainment Enterprises, Inc.
6730 South Las Vegas Boulevard
Las Vegas, Nevada 89119

If to ASI:

Todd Wilson
ASI Group LLC
6730 South Las Vegas Boulevard
Las Vegas, Nevada 89119

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 9.05           Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each of the Company, the Principal Stockholders and Purchaser irrevocably consents to the exclusive jurisdiction of the Federal and state courts, located in New York County, New York, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts.  The Company, the Principal Stockholders and Purchaser irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  Service of process on the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  Nothing herein shall affect the right of Purchaser to serve process in any manner permitted by law.

Section 9.06           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS

AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06.

Section 9.07           Severability.  If one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 9.08           Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, and no provision hereof may be enforced by, any other person or entity.

Section 9.09           Descriptive Headings, etc.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement unless otherwise expressly noted.

Section 9.10           Counterparts; Execution and Delivery by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof, followed promptly by delivery of an originally executed counterpart.

Section 9.11           Certain Definitions.  Certain terms used in this Agreement are defined as follows:

(a)                                  the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise, and a person shall be deemed to control another person if the controlling person owns 15% or more of any class of voting securities (or other ownership interest) of the controlled person;

(b)                                 the term “business day” shall mean each day other than a Saturday, Sunday or a day on which commercial banks and national stock exchanges located in New York, New York are closed or authorized by law to close; and

(c)                                  the term “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(d)                                 “material adverse change” or “material adverse effect” means, when used in reference to the Company, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of the Company and its subsidiaries, considered as an entirety; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general (but only to the extent not constituting or arising from a banking moratorium or general suspension of trading for more than five consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or not otherwise involving a decline in the Dow Jones Industrial Average of more than 25% measured over any five Nasdaq—trading day period), or (ii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

(e)                                  “knowledge” means, (i) with respect to the Company, the knowledge (after reasonable inquiry and investigation) of the Company’s Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary and the Principal Stockholders and (ii) with respect to Purchaser, the knowledge (after reasonable inquiry and investigation) of Purchaser’s managing member and senior executive officers.

Section 9.12           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The Company agrees that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and hereby waives the defense in any action for specific performance that a remedy at law would be adequate.

Section 9.13           Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

[signature page follows]

                IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first above written.

SPORTS ENTERTAINMENT ENTERPRISES, INC.

By:	/s/ Vaso Boreta
Name:	Vaso Boreta
Title:	President

BORETA ENTERPRISES, LTD.

By:	/s/ Ronald S. Boreta
Name:	Ronald S. Boreta
Title:	Managing Member

/s/ Ronald S. Boreta
Ronald S. Boreta

/s/ Vaso Boreta
Vaso Boreta

/s/ John Boreta
John Boreta

ASI GROUP, LLC

By:	/s/ Perry Rogers
Name:	Perry Rogers
Title:	Member

RFX ACQUISITION LLC

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title: Managing Member

Solely With Respect to Section 4.14 of this Agreement:

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

Purchase Agreement Signature Page